Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Base Prospectus and the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3ASR No. 333-196738) and related Prospectus of Allegiant Travel Company of our reports dated February 22, 2016, with respect to the consolidated financial statements of Allegiant Travel Company, and the effectiveness of internal control over financial reporting of Allegiant Travel Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada
September 13, 2016